Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial statements of NerdWallet, Inc. and its subsidiaries (the Company) and the historical financial statements of On the Barrelhead, Inc. (OTB) after giving effect to the Company’s acquisition of all equity interests in OTB pursuant to a merger agreement, as further described in Note 1 – Description of the Transaction.
The unaudited pro forma condensed combined balance sheet assumes the acquisition, including the related debt financing, was completed on March 31, 2022, and combines the Company’s unaudited condensed consolidated balance sheet as of March 31, 2022 with OTB’s unaudited balance sheet as of March 31, 2022.
The unaudited pro forma condensed combined statements of comprehensive income (loss) for the year ended December 31, 2021 combines the Company’s historical audited consolidated statements of operations and of comprehensive loss with OTB’s audited statement of income. The unaudited pro forma condensed combined statements of comprehensive income (loss) for the three months ended March 31, 2022 combines the Company’s unaudited historical condensed consolidated statements of operations and of comprehensive loss with OTB’s unaudited statement of income. The unaudited pro forma condensed combined statements of comprehensive income (loss) assume the acquisition, including the related debt financing, was completed on January 1, 2021, the first day of the Company’s fiscal year ending December 31, 2021.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.
Basis for Historical Information
The unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the Company’s and OTB’s historical financial statements referenced below:
•The Company’s audited consolidated financial statements and related notes thereto as of and for the year ended December 31, 2021, contained in its Annual Report on Form 10-K for the year ended December 31, 2021;
•The Company’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022 and related notes thereto, contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022; and
•OTB’s audited financial statements and related notes thereto as of and for the year ended December 31, 2021 included as Exhibit 99.1 to this Amendment to the Current Report on Form 8-K/A, and OTB’s unaudited financial statements as of March 31, 2022 and for the three months ended March 31, 2022 included as Exhibit 99.2 to this Amendment to the Current Report on Form 8-K/A.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial position for any future period or as of any future date. The actual results of the Company may differ significantly from the results reflected in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Transaction.

NERDWALLET, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022

(in millions, except share amounts which are in thousands and per share amounts)	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined
	NW	OTB
Assets
Current assets:
Cash and cash equivalents	$161.6	$3.9	$(5.7)	4(A)	$159.8
Accounts receivable	72.5	11.6	—		84.1
Prepaid expenses and other current assets	19.2	—	—		19.2
Total current assets	253.3	15.5	(5.7)		263.1
Property, equipment and software — net	39.6	—	—		39.6
Goodwill	43.6	—	70.0	4(B)	113.6
Intangibles — net	25.5	—	50.1	4(C)	75.6
Right-of-use assets	13.3	—	—		13.3
Other assets	0.8	—	—		0.8
Total Assets	$376.1	$15.5	$114.4		$506.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5.2	$5.1	$—		$10.3
Accrued expenses and other current liabilities	41.5	0.2	2.2	4(D)	43.9
Contingent consideration — current	30.5	—	—		30.5
Total current liabilities	77.2	5.3	2.2		84.7
Contingent consideration — noncurrent	28.1	—	—		28.1
Debt — noncurrent	—	—	70.0	4(E)	70.0
Deferred tax liability — noncurrent	1.1	1.6	(1.6)	4(F)	1.1
Other liabilities — noncurrent	14.3	—	—		14.3
Total liabilities	120.7	6.9	70.6		198.2
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $0.0001 par value per share — 5,000 shares authorized; zero shares issued and outstanding as of March 31, 2022	—	—	—		—
Common stock — $0.0001 par value per share — 296,686 shares authorized as of March 31, 2022; 67,138 shares issued and outstanding as of March 31, 2022; 72,073 shares issued and outstanding pro forma combined	—	—	—		—
Additional paid-in capital	340.2	0.3	42.9	4(G)	383.4
Accumulated other comprehensive income	0.2	—	—		0.2
Retained earnings (accumulated deficit)	(85.0)	8.3	0.9	4(H)	(75.8)
Total stockholders’ equity	255.4	8.6	43.8		307.8
Total Liabilities and Stockholders’ Equity	$376.1	$15.5	$114.4		$506.0
See notes to unaudited pro forma condensed combined financial information.

NERDWALLET, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
OF COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2022

(in millions, except per share amounts)	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined
	NW	OTB
Revenue	$129.1	$18.6	$—		$147.7
Costs and Expenses:
Cost of revenue	7.7	0.9	2.4	5(A)	11.0
Research and development	17.4	—	0.9	5(B,C)	18.3
Sales and marketing	96.1	13.9	1.6	5(A,B,C)	111.6
General and administrative	13.1	1.7	—		14.8
Change in fair value of contingent consideration related to earnouts	3.9	—	—		3.9
Total costs and expenses	138.2	16.5	4.9		159.6
Income (Loss) From Operations	(9.1)	2.1	(4.9)		(11.9)
Other expense:
Interest expense	(0.2)	—	(0.8)	5(D)	(1.0)
Other gains, net	—	—	—		—
Total other expense	(0.2)	—	(0.8)		(1.0)
Income (loss) before income taxes	(9.3)	2.1	(5.7)		(12.9)
Income tax provision	1.2	0.5	(1.2)	5(G)	0.5
Net Income (Loss)	(10.5)	1.6	(4.5)		(13.4)
Other Comprehensive Loss:
Change in foreign currency translation	(0.3)	—	—		(0.3)
Comprehensive Income (Loss)	$(10.8)	$1.6	$(4.5)		$(13.7)
Net Income (Loss) Per Share Attributable to Common Stockholders
Basic	$(0.16)				$(0.19)
Diluted	$(0.16)				$(0.19)
Weighted-Average Shares Used in Computing Net Income (Loss) Per Share Attributable to Common Stockholders
Basic	66.9				71.8
Diluted	66.9				71.8
See notes to unaudited pro forma condensed combined financial information.

NERDWALLET, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2021

(in millions, except per share amounts)	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined
	NW	OTB
Revenue	$379.6	$38.1	$—		$417.7
Costs and Expenses:
Cost of revenue	28.5	0.9	9.8	5(A)	39.2
Research and development	62.2	—	4.4	5(B,C,E)	66.6
Sales and marketing	271.3	25.5	8.1	5(A,B,C,E)	304.9
General and administrative	38.5	6.3	1.2	5(E,F)	46.0
Change in fair value of contingent consideration related to earnouts	18.1	—	—		18.1
Total costs and expenses	418.6	32.7	23.5		474.8
Income (Loss) From Operations	(39.0)	5.4	(23.5)		(57.1)
Other income (expense):
Interest expense	(1.3)	—	(3.4)	5(D)	(4.7)
Other gains, net	2.6	0.5	—		3.1
Total other income (expense)	1.3	0.5	(3.4)		(1.6)
Income (loss) before income taxes	(37.7)	5.9	(26.9)		(58.7)
Income tax provision (benefit)	4.8	1.3	(11.2)	5(G)	(5.1)
Net Income (Loss)	(42.5)	4.6	(15.7)		(53.6)
Other Comprehensive Loss:
Change in foreign currency translation	(0.1)	—	—		(0.1)
Comprehensive Income (Loss)	$(42.6)	$4.6	$(15.7)		$(53.7)
Net Income (Loss) Per Share Attributable to Common Stockholders
Basic	$(0.82)				$(0.94)
Diluted	$(0.82)				$(0.94)
Weighted-Average Shares Used in Computing Net Income (Loss) Per Share Attributable to Common Stockholders
Basic	51.9				56.8
Diluted	51.9				56.8
See notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
1.Description of the Transaction
On June 23, 2022, NerdWallet, Inc., a Delaware corporation (the Company), entered into an Agreement and Plan of Merger and Reorganization (the Merger Agreement) with On the Barrelhead, Inc., a Delaware corporation (OTB), a data-driven platform that provides consumers and small- and medium-sized businesses with credit-driven product recommendations.
Closing of the Acquisition
On July 11, 2022, the Company completed the acquisition of OTB, pursuant to the Merger Agreement. Pursuant to the terms of the Merger Agreement, the Company acquired all of the equity interests in OTB at the closing of the acquisition (the Closing), for a preliminary purchase consideration consisting of $75.7 million in cash (the Cash Consideration) and 4.9 million shares of the Company’s Class A common stock (the Stock Consideration), subject to customary post-Closing purchase price adjustments. The Cash Consideration includes $12.2 million of cash which is held in escrow for the settlement of claims for breaches, if any, of certain representations, warranties, agreements and covenants. The aggregate fair value of the Stock Consideration was $43.2 million based on the closing price of the Company’s Class A common stock on the Closing. Half of the Stock Consideration is subject to a lockup arrangement whereby such shares may not be sold or otherwise transferred prior to expiration of the 24-month period following the Closing. The final Purchase Price will be subject to customary closing adjustments, including for transaction expenses, indebtedness, cash and working capital.
Debt Financing of Cash Consideration
The Cash Consideration at the Closing was financed with a borrowing of $70.0 million on July 7, 2022 under the Company’s existing credit facility with Silicon Valley Bank, as administrative agent. Interest on the borrowing is incurred at the Eurodollar Rate, which is defined as LIBOR (or any successor thereto), plus a margin of either 2.75% or 3.00% depending on usage, which equated to 4.54% as of Closing.
Retention Agreements and Inducement Awards
Concurrently with the Closing, the Company provided employment offer letters to OTB’s employees, including compensatory retention agreements with the co-founders and certain other employees of OTB. Compensatory retention agreements with the co-founders of OTB could result in up to $15.0 million of cash awards, with such cash awards payable in equal installments on the first, second and third anniversary dates of the Closing. Compensatory retention agreements with certain other employees of OTB could result in up to $0.6 million of cash awards, with such cash awards payable in equal installments on the six-month and one-year anniversary dates of the Closing.
Also concurrently with the Closing, the Compensation Committee of the Company’s Board of Directors granted RSU awards under the NerdWallet, Inc. 2022 Inducement Equity Incentive Plan (the Inducement Plan) to employees of OTB who were offered employment with the Company, which RSU awards had an aggregate grant date fair value on the acquisition date of $17.5 million, including $12.8 million of RSU awards to the co-founders of OTB, $2.3 million of RSU awards to six non-management employees of OTB and $2.4 million of RSU awards to all fourteen employees of OTB. The $12.8 million of RSU awards to the co-founders of OTB will generally vest in full upon the third anniversary of the Closing. The $2.3 million of RSU awards to non-management employees of OTB will vest annually over four years, with 20% of the RSUs subject to vest on each of the first, second and third annual vesting dates and the remaining 40% of the RSUs subject to vest on the fourth annual vesting date. The $2.4 million of RSU awards granted to all employees of OTB will generally vest over four years subject to a one-year cliff and quarterly vesting thereafter. RSU awards under the Inducement Plan are subject to the conditions of the Inducement Plan and the terms and conditions of the grant agreements covering such awards.

Compensation expenses under these employment offer letters and vesting of awards under these retention agreements and Inducement Plan are generally subject to the employees’ continued employment with the Company, and the fair value of such compensation and awards are excluded from the Purchase Price and accounted for separately from the business combination. The value of cash awards under these retention agreements will be recognized as compensation expense, and the value of RSU awards under the Inducement Plan will be recognized as stock-based compensation, ratably over the respective vesting terms of the awards. Compensation expense, including stock based compensation, are classified in the unaudited pro forma condensed combined statements of comprehensive income (loss) based on the award recipients’ job functions.
2.Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been adjusted to include acquisition accounting adjustments, which reflect the application of the accounting required by U.S. GAAP, including the effects of the acquisition as further described in Note 1.
The Company accounted for the acquisition of OTB using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, (“ASC 805”), under U.S. GAAP. The Company is treated as the acquirer for accounting purposes and OTB as the acquiree. The Company recorded the assets acquired, including identifiable intangible assets, and the liabilities assumed from OTB at their respective estimated fair values at the Closing. Any excess of the fair value of the purchase consideration transferred over the net fair value of such assets acquired and liabilities assumed is recorded as goodwill.
The valuations of the assets acquired and liabilities assumed are preliminary and have not yet been finalized as of the date of this filing. The purchase price allocation is preliminary and subject to change, including the valuation of intangible assets, income taxes and goodwill, among other items. The final purchase price allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase price allocated to goodwill and other assets and liabilities and may impact the combined company’s balance sheet and statement of comprehensive income (loss). As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.
The pro forma adjustments are based upon currently available information and certain assumptions that the Company’s management believes are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. Additionally, the Company conducted an initial review of the accounting policies of OTB to determine material differences in accounting policies or presentation between the Company and OTB that may require recasting or reclassification to conform to the Company’s accounting policies and presentations. The assessment of differences is based on the Company management’s best estimates which remain subject to change as additional information becomes available.

3.Preliminary Purchase Price Allocation
The preliminary calculation of the purchase consideration is as follows:

(in millions)	Total
Cash consideration[1]	$75.7
Stock consideration[2]	43.2
Total consideration	118.9
Less: amounts considered separate from the business combination and attributable to post-combination expense[3]	(0.7)
Preliminary Purchase Consideration	$118.2
(1)    Includes $12.2 million of cash which is held in escrow for the settlement of breaches, if any, of certain representations, warranties, agreements and covenants.
(2)    Represents the aggregate fair value of the 4.9 million shares issued of the Company’s Class A common stock based on the closing price of the stock on the acquisition date of July 11, 2022, which was $8.75 per share.
(3)    Primarily comprised of the additional fair value of unvested OTB option awards discretionally accelerated by the Company and attributable to post-combination expense.

Half of the Stock Consideration is subject to a lockup arrangement whereby such shares may not be sold or otherwise transferred prior to expiration of the 24-month period following the acquisition date. The final Purchase Price will be subject to customary closing adjustments, including for transaction expenses, indebtedness, cash and working capital.
The acquisition of OTB has been accounted for as a business combination. The preliminary purchase consideration calculated in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of OTB based on their estimated fair values as if the acquisition had been completed on March 31, 2022, which is the assumed acquisition date for purposes of the unaudited pro forma condensed combined balance sheet. Goodwill represents the excess of acquisition consideration over the fair value of the underlying net assets acquired. Goodwill recorded in the acquisition is not expected to be deductible for tax purposes.
The preliminary calculation of assets acquired and liabilities assumed for purposes of these unaudited pro forma condensed combined financial statements as of March 31, 2022 is as follows:

(in millions)	Fair Value
Preliminary Purchase Consideration	$118.2
Fair Value of Assets Acquired
Cash and cash equivalents	3.9
Accounts receivable	11.6
Intangible assets	50.1
Total assets	65.6
Fair Value of Liabilities Assumed
Accounts payable	5.1
Accrued expenses and other current liabilities	0.2
Deferred tax liability	12.1
Total liabilities	17.4
Less: Net Assets Acquired	48.2
Goodwill	$70.0

4.Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022
(A)    Represents adjustments to cash and cash equivalents as follows:

(in millions)	Amount
Cash proceeds from drawdown on credit facility	$70.0
Cash consideration	(75.7)
Net pro forma adjustment to cash and cash equivalents	$(5.7)
(B)    Represents goodwill recognized of $70.0 million.
(C)    Represents preliminary definite-lived intangible assets recognized, with preliminary weighted-average estimated useful lives, as follows:

(dollars in millions)	Weighted Average Useful Life (Years)	Amount
Developed technology	5.0	$48.9
Customer relationships	1.0	1.2
Net pro forma adjustment to intangible assets, net		$50.1
(D)    Represents accrual for transaction expenses of $2.2 million which are not reflected in the historical financial statements.
(E)    Represents debt drawdown on credit facility of $70.0 million.
(F)    Represents adjustments to deferred tax liability as follows:

(in millions)	Amount
Recognition of deferred tax liability[1]	$12.1
Reduction in deferred tax liability related to the change in existing valuation allowance on deferred tax assets	(12.1)
Elimination of historical OTB deferred tax liability	(1.6)
Net pro forma adjustment to deferred tax liability	$(1.6)
(1)    Primarily relates to identified intangible assets.
(G)    Represents adjustments to additional paid-in capital as follows:

(in millions)	Amount
Stock consideration	$43.2
Elimination of historical OTB additional paid-in-capital	(0.3)
Net pro forma adjustment to additional paid-in capital	$42.9
(H)    Represents adjustments to accumulated deficit as follows:

(in millions)	Amount
Elimination of historical OTB retained earnings	$(8.3)
Estimated transaction expenses[1]	(2.2)
Expense for transactions considered separate from the business combination	(0.7)
Tax benefit related to the change in existing valuation allowance on deferred tax assets	12.1
Net pro forma adjustment to accumulated deficit	$0.9
(1)    Represents nonrecurring transaction expenses which are directly attributable to the acquisition, nonrecurring and not reflected in the historical financial statements.

5.Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2022 and Year Ended December 31, 2021
(A)    Represents amortization of definite-lived intangible assets as follows:

(in millions)	Classification Within Statement of Comprehensive Income (Loss)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Developed technology	Cost of revenue	$2.4	$9.8
Customer relationships	Sales and marketing expense	—	1.2
Net pro forma adjustment for amortization of definite-lived intangible assets		$2.4	$11.0
Pro forma amortization is preliminary and based on the use of straight-line amortization. Actual amortization of definite-lived intangible assets may differ significantly from pro forma amounts based upon the final valuations of definite-lived intangible assets, and respective useful lives and amortization methodologies utilized. For pro forma purposes, a hypothetical 10% increase or decrease in the valuation of definite-lived intangible assets would result in a corresponding increase or decrease in amortization expense of approximately $0.2 million and $1.1 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively.
(B)    Represents stock-based compensation related to inducement awards as follows:

(in millions)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Research and development	$0.5	$2.1
Sales and marketing	0.8	3.2
Net pro forma adjustment for stock-based compensation related to inducement grants	$1.3	$5.3
(C)    Represents compensation expense related to retention agreements as follows:

(in millions)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Research and development	$0.4	$2.1
Sales and marketing	0.8	3.5
Net pro forma adjustment for compensation expense related to retention agreements	$1.2	$5.6
(D)    Represents interest expense related to the debt drawdown on the Company’s existing credit facility to finance the Cash Consideration of $0.8 million and $3.4 million for the three months ended March 31, 2022 and year ended December 31, 2021, respectively. For pro forma purposes, the base LIBOR rate in effect at the Closing was held constant, with the margin adjusted based on usage, for the pro forma periods presented. A hypothetical 1/8th of a percentage point increase or decrease in the base LIBOR rate would result in a $0.1 million increase or decrease in interest expense for the year ended December 31, 2021, and an immaterial increase or decrease in interest expense for the three months ended March 31, 2022.
(E)    Represents expense related to transactions considered separate from the business combination as follows:

(in millions)	Year Ended December 31, 2021
Research and development	$0.2
Sales and marketing	0.2
General and administrative	0.3
Net pro forma adjustment for transactions considered separate from the business combination	$0.7

(F)    Represents estimated transaction expenses of $0.9 million for the year ended December 31, 2021 which are attributable to post-combination expense. These estimated transaction expenses are directly attributable to the acquisition, nonrecurring and are not reflected in the historical financial statements.
(G)    Represents the income tax effect of the pro forma adjustments, including a tax benefit related to the change in the Company’s existing valuation allowance on deferred tax assets. Such pro forma tax adjustments utilizes assumptions for the combined company, including the recognition of and changes in deferred tax attributes and any associated release of the Company’s existing valuation allowance on deferred tax assets. The actual future tax impacts and effective tax rate of the combined company may be affected by various factors, including tax planning, and therefore may differ materially.

6.Net Loss Per Basic and Diluted Share
The pro forma basic and diluted weighted average shares outstanding are a combination of historical Company common stock outstanding and the Stock Consideration issued as part of the acquisition.

(in millions, except per share amounts)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Numerator:
Pro forma net loss attributable to common stockholders — basic and diluted	$(13.4)	$(53.6)
Denominator:
Historical weighted-average shares of common stock — basic and diluted	66.9	51.9
Common stock issued for the Stock Consideration	4.9	4.9
Pro forma weighted-average shares of common stock — basic and diluted	71.8	56.8
Pro Forma Loss per Share Attributable to Common Stockholders:
Basic — pro forma	$(0.19)	$(0.94)
Diluted — pro forma	$(0.19)	$(0.94)
The following pro forma common stock equivalents were excluded from the computation of pro forma diluted loss per share because including them would have been antidilutive:

(in millions)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Shares subject to outstanding stock options and restricted stock units	7.5	5.0
Employee stock purchase plan	1.5	0.6